Exhibit 99.1

Wednesday, July 29, 2015

HomeTown Bankshares Corporation Reports

Strong Growth & Solid Operating Performance

Net Income up 4% Over 2014

●	Solid Operating Performance
o	Net Income of $863,000 for second quarter, up 4% from second quarter 2014
o	EPS on a fully diluted basis of $0.16 for the second quarter of 2015 and $0.30 YTD vs. $0.15 and $0.30, respectively, in 2014
o	YTD Earnings of $1.64 million vs. $1.64 million in 2014
o	Second quarter revenue of $5.1 million, up 6% or $277,000 over first quarter 2015 and 8% over 2014
o	YTD revenue of $9.8 million, up $739,000 or 8% increase over 2014
o	Noninterest Income up 30% over prior quarter and year to date 47% over prior year

●	Continued Strong Loan and Deposit Growth
o	Loans of $354 Million at June 30, 2015
■	Up $22.3 million or 7% for the first half of 2015, and
■	Up $36.1 million or 11% since June 30, 2014
o	Core Deposits of $332 Million at June 30, 2015
■	Increased $18.8 million or 6% for the first half of 2015
■	Increased $36.1 million or 12% since June 30, 2014

●	Credit Quality Remains Strong
o	YTD net charge-offs of $18,800 dropped to .01% of average total loans compared to .20% of average total loans for 2014
o	Non-performing assets were 1.62% of total assets at June 30, 2015 vs. 2.36% at June 30, 2014
o	Nonaccrual loans decreased to .11% of total loans at June 30, 2015 from .77% of total loans at June 30, 2014
o	Past due accruing loans remained low at 0.38% of total loans at June 30, 2015 vs. 0.16% at June 30, 2014

●	Well Capitalized with Solid Capital Ratios
o	Common Equity Tier 1 Capital amounted to 11.1% at June 30, 2015
o	Total Risk-Based Capital amounted to 11.9% at June 30, 2015
o	Tier 1 Risk-Based Capital amounted to 11.1% at June 30, 2015
o	Tier 1 Leverage Ratio amounted to 9.9% at June 30, 2015 Ratios are for wholly-owned subsidiary HomeTown Bank

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports Strong Growth & Solid Operating Performance for Second Quarter

Net Income up 4% over 2014

ROANOKE, Va., July 29, 2015 - HomeTown Bankshares Corporation (the "Company"), the parent company of HomeTown Bank, reported earnings of $863,000 for the second quarter ended June 30, 2015, a 4% increase over the $833,000 in net income reported for the comparative period in 2014. Net Income for the first six months of 2015 was $1.64 million vs. $1.64 million for the first six months of 2014. Earnings per share on a fully diluted basis were $0.16 for the second quarter of 2015 and $0.30 per share for the six months ended June 30, 2015 vs. $0.15 and $0.30 per share, respectively, for similar periods in 2014.

“Second quarter results continue to reflect strong balance sheet growth in both loans and core deposits, resulting in a solid increase in revenues and net income for the first half of 2015, “ said President and CEO Susan Still. “We continued to realize double-digit growth in new business during the first half of 2015, and we remain very optimistic about our future growth in market share and profitability while meeting the financial needs of our customers.”

Revenue

Total core revenue for the second quarter was 11% higher than 2014. Total core revenue for the six months ended June 30, 2015 was $9.8 million, up $807,000 or 9% over 2014, which included $5.1 million in revenues realized during the second quarter of 2015, up 7% or $317,000 over the $4.7 million realized in the first quarter of 2015. Higher revenues reflected increases in both net interest income and non-interest income and exclude gains on sales of investments. Growth in commercial lines and loans, commercial real estate loans, personal lines and loans, as well as in non-interest income from treasury and merchant services, title insurance, mortgage and brokerage services contributed to the increase in total revenue.

Net Interest Income

Net interest income in the second quarter 2015 increased $90,000 to $3.8 million from the first quarter of 2015 with a $164,000 increase from $3.6 million earned for the comparative 2014 second quarter. Higher loan volume offset margin compression that included a 6 basis point decline in the net interest margin during the second quarter of 2015 and a YTD drop of 10 basis points from 3.92% for the first six months of 2014 to. 3.82% at June 30, 2015.

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Noninterest Income

Noninterest income increased 37% to $695,000 in the second quarter 2015 while noninterest income of $1.2 million was realized for the first half of 2015, up 47% from $839,000 realized for the second half of 2014. The primary increase for 2015 was continued growth in mortgage income, service charges from the strong increase in new deposit relationships, ATM and interchange income, title insurance, brokerage and merchant income.

Noninterest Expense

Noninterest expense increased $113,000 in the second quarter 2015 from the prior quarter due to higher revenue-based incentive, annual merit increases and the impact of an additional day during the quarter. Noninterest expense increased during the first half of 2015 over the six months ended June 30, 2014 compared to 2014 due primarily to costs associated with a new branch in Salem, VA that opened in the 3rd quarter of 2014 as well as increased revenue based compensation for higher mortgage volume.

Loans

Total loans were $354 million at June 30, 2015, up $22.4 million or 14% on an annualized basis for the first half of 2015 and up $36.1 million or 11% over the prior year ended June 30, 2014. Loan growth was driven by commercial real estate, commercial and industrial lines and term loans as well as consumer lines and loans.

Deposits

Total core deposits were up $18.8 million or 12% on an annualized basis for the first half of 2015 while core deposit growth was up $36.1 million or 12% over June 30, 2014. Strong core deposit growth was achieved again in 2015 by strong growth in commercial and consumer banking relationships.

Capital

Capital levels remained strong in the second quarter, with total stockholders’ equity increasing $3.1 million through June 30, 2015 over the previous year. HomeTown Bank Common equity tier 1 capital, Total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios were 11.1%, 11.9%, 11.1% and 9.9%, respectively. All ratios continue to exceed the current regulatory standards for well-capitalized institutions. Book value per common share increased to $9.41 at June 30, 2015, up from $8.60 at June 30, 2014 and $7.93 at June 30, 2013.

Credit Quality

Credit quality continued to improve during the second half of 2015 and remains strong. Non-performing assets improved to 1.62% at June 30, 2015 vs. 2.36% of total assets at June 30, 2014. Non-performing assets, including restructured loans, were also down from 3.83% of total assets at June 30, 2014 to 3.08% at June 30, 2015. Net charge-offs dropped to historical lows during the second quarter.

Net Loan Charge-Offs

Net loan charge-offs were $18,800, or 0.01% for the first six months ended June 30, 2015 compared to .20% through June 30, 2014.

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Nonperforming Assets

Non-performing assets, excluding performing restructured loans, improved $2.6 million and amounted to 1.62% of total assets at June 30, 2015 vs. 2.36% at June 30, 2014. Foreclosed assets improved as well by $522,000 during the second quarter to $6.9 million at June 30, 2015 from $7.4 million at June 30, 2014.

Past Due and Nonaccrual Loans

Total past due and non-accrual loans also improved, dropping to .49% of total loans at June 30, 2015 from 0.93% of total loans at June 30, 2014. Past due accruing loans amounted to 0.38% of total loans at June 30, 2015 vs. 0.16% in 2014 while nonaccruals improved to .11% of total loans during the second quarter of 2015 from .77% of total loans at June 30, 2014.

Allowance for Loan Losses

The allowance for loan losses totaled $3.3 million at June 30, 2015 compared to $3.6 million at June 30, 2014. Provisions for credit losses were $-0- for the first half of 2015 vs. $202,000 for the first half of 2014 due to the continued improvement and strong loan quality maintained during the first half of 2015.

* * *

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ending June 30, 2015)

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HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
June 30. 2015; December 31, 2014; and June 30, 2014
	June 30,	December 31	June 30
In Thousands	2015	2014	2014
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$15,063	$13,795	$17,112
Federal funds sold	797	649	495
Securities available for sale, at fair value	48,931	54,603	56,022
Restricted equity securities, at cost	2,695	2,476	2,718
Loans held for sale	382	242	162
Total loans	354,075	331,679	317,968
Allowance for loan losses	(3,313)	(3,332)	(3,616)
Net loans	350,762	328,347	314,352
Property and equipment, net	14,792	14,900	12,799
Other real estate owned	6,872	6,986	7,394
Other assets	9,052	6,211	6,307
Total assets	$449,346	$428,209	$417,361

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$53,730	$51,226	$43,300
Interest-bearing	323,487	311,369	305,133
Total deposits	377,217	362,595	348,433
Other borrowings	552	422	573
Federal Home Loan Bank borrowings	25,750	20,000	26,000
Other liabilities	1,150	1,967	800
Total liabilities	404,669	384,984	375,806

Stockholders’ Equity:
Preferred stock	13,293	13,293	13,293
Common stock	16,481	16,438	16,438
Surplus	15,335	15,310	15,278
Retained deficit	(1,052)	(2,271)	(3,630)
Accumulated other comprehensive income	260	455	176
Total HomeTown Bankshares Corporation stockholders’ equity	44,317	43,225	41,555
Noncontrolling interest in consolidated subsidiary	360	-	-
Total stockholders’ equity	44,677	43,225	41,555
Total liabilities and stockholders’ equity	$449,346	$428,209	$417,361

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HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three and Six Months Ended June 30, 2015 and 2014
	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
In Thousands, Except Share and Per Share Data	2015	2014	2015	2014
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$4,047	$3,774	$7,946	$7,469
Taxable investment securities	176	267	382	530
Nontaxable investment securities	100	93	203	187
Other interest income	44	42	86	83
Total interest income	4,367	4,176	8,617	8,269
Interest expense:
Deposits	465	442	913	882
Other borrowed funds	102	98	194	192
Total interest expense	567	540	1,107	1,074
Net interest income	3,800	3,636	7,510	7,195
Provision for loan losses	-	132	-	202
Net interest income after provision for loan losses	3,800	3,504	7,510	6,993
Noninterest income:
Service charges on deposit accounts	124	117	234	208
ATM and interchange income	146	109	268	203
Mortgage loan brokerage fees	258	17	378	47
Gains on sales of investment securities	-	108	40	108
Other income	167	155	310	273
Total noninterest income	695	506	1,230	839
Noninterest expense:
Salaries and employee benefits	1,619	1,381	3,160	2,793
Occupancy and equipment expense	439	364	884	730
Advertising and marketing expense	167	132	409	235
Professional fees	111	114	223	187
(Gains), losses on sales, writedowns of other real estate owned, net	-	-	-	(5)
Other real estate owned expense	40	59	70	123
Other expense	846	747	1,585	1,391
Total noninterest expense	3,222	2,797	6,331	5,454
Net income before income taxes	1,273	1,213	2,409	2,378
Income tax expense	381	380	727	742
Net income	892	833	1,682	1,636
Less net income attributable to non-controlling interest	29	-	43	-
Net income attributable to HomeTown Bankshares Corporation	863	833	1,639	1,636
Effective dividends on preferred stock	210	210	420	420
Net income available to common stockholders	$653	$623	$1,219	$1,216
Basic earnings per common share	$0.20	$0.19	$0.37	$0.37
Diluted earnings per common share	$0.16	$0.15	$0.30	$0.30
Weighted average common shares outstanding	3,296,237	3,287,567	3,293,890	3,282,129
Diluted average common shares outstanding	5,536,237	5,527,567	5,533,890	5,522,129

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HomeTown Bankshares Corporation	Three	Three	Six	Six
Financial Highlights	Months	Months	Months	Months
In Thousands, Except Share and Per Share Data	Ended	Ended	Ended	Ended
	Jun 30	Jun 30	Jun 30	Jun 30
	2015	2014	2015	2014
PER SHARE INFORMATION	((Unaudited))	(Unaudited)	(Unaudited)	(Unaudited)
Book value	$9.41	$8.60	$9.41	$8.60
Earnings per share, basic	$0.20	$0.19	$0.37	$0.37
Earnings per share, diluted	$0.16	$0.15	$0.30	$0.30

PROFITABILITY
Return on average assets	0.78%	0.81%	0.75%	0.81%
Return on average shareholders' equity	7.80%	8.07%	7.50%	8.08%
Net interest margin	3.80%	3.86%	3.82%	3.92%
Efficiency	70.78%	67.90%	71.97%	67.33%

BALANCE SHEET RATIOS
Total loans to deposits	93.87%	91.26%	93.87%	91.26%
Securities to total assets	11.49%	14.07%	11.49%	14.07%
Tier 1 leverage ratio BANK ONLY	9.9%	9.8%	9.9%	9.8%

ASSET QUALITY
Nonperforming assets to total assets	1.62%	2.36%	1.62%	2.36%
Nonperforming assets, including restructured loans, to total assets	3.08%	3.83%	3.08%	3.83%
Net charge-offs to average loans (annualized)	0.02%	0.39%	0.01%	0.20%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$398	$2,442	$398	$2,442
Other real estate owned	6,872	7,394	6,872	7,394
Total nonperforming assets, excluding performing restructured loans	7,270	9,836	7,270	9,836
Restructured loans, performing in accordance with their modified terms	6,553	6,144	6,553	6,144
Total nonperforming assets, including performing restructured loans	$13,823	$15,980	$13,823	$15,980

Allowance for loan losses: (in thousands)
Beginning balance	$3,329	$3,789	$3,332	$3,721
Provision for loan losses	-	132	-	202
Charge-offs	(17)	(306)	(33)	(342)
Recoveries	1	1	14	35
Ending balance	$3,313	$3,616	$3,313	$3,616

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